Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of October __, 2007 (the “Effective Date”) by and among INSERT THERAPEUTICS (“Insert”), CALANDO PHARMACEUTICALS (“Calando”) (collectively, the “Companies”), and LARRY STAMBAUGH (the “Executive”). The Companies and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

A. The Companies desire assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to be in the employ of the Companies, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C. The Parties anticipate that, shortly following the execution of this Agreement, Insert and Calando shall merge into a single entity (the “Merged Entity”), and that Executive shall thereafter perform the services described herein on behalf of the Merged Entity.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1 Term. The Companies hereby employ the Executive, and the Executive hereby accepts employment with the Companies, upon the terms and conditions set forth in this Agreement. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the “Term”). The initial term of this Agreement shall be for a period of (i) three years after the Effective Date of this Agreement (“Initial Term”); or (ii) the date upon which Executive’s employment is terminated in accordance with Section 4. This Agreement shall be automatically renewed for additional one (1) year terms (each an “Extension Term”) upon the expiration of the Initial Term and each Extension Term, unless either party gives the other party a written notice of termination not less than thirty (30) days prior to the date of expiration of the Initial Term or any Extension Term (together, the Initial Term and all Extension Terms are referred to herein as the “Term”). Where the Agreement is terminated upon notice and the expiration of the Initial Term or an Extension Term, the Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement. It is expected that the Executive’s first day of work for the Companies shall be November 1, 2007.

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1.2 Title. The Executive shall be the President and Chief Executive Officer of Insert and the President and Chief Executive Officer of Calando, and shall also serve in such other capacity or capacities as the Boards of Directors (the “Boards”) of the Companies may from time to time prescribe. The Executive shall also serve as a member of the Companies’ Boards. Following the anticipated merger of the Companies into the Merged Entity, the Executive shall serve as the President and Chief Executive Officer of the Merged Entity and shall also serve on the Board of the Merged Entity.

1.3 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Companies and that are normally associated with the position of President and Chief Executive Officer. The Executive shall report to the Companies’ Boards.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Companies and the Companies’ Boards. In the event that the terms of this Agreement differ from or are in conflict with the Companies’ policies or practices or the Companies’ Employee Handbooks, this Agreement shall control.

1.5 Location. Unless the Parties otherwise agree in writing, during the Term the Executive shall perform the services the Executive is required to perform pursuant to this Agreement in San Diego, California; provided, however, that the Companies may from time to time require the Executive to travel temporarily to other locations in connection with the Companies’ business.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During the Executive’s employment by the Companies, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, the Executive and the Companies agree that the Executive may (1) serve as a member of the Boards of Directors of Precision, Elixir Industries, and Axtel, Inc.; and (2) serve as the Chairman of the Board of Directors of a yet-to-be-formed subsidiary of Virtual Reality Medical Center; provided that such service does not materially interfere with the Executive’s duties for the Companies.

2.2 Agreement not to Participate in Companies’ Competitors. During the Term, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Companies, their business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Companies or any of their Affiliates. Ownership by the Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 2.3.

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3.	COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Companies shall pay the Executive a combined base salary at the rate of four hundred thousand dollars ($400,000) per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Companies’ normal payroll practices. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Annual Bonus. In addition to the Base Salary, the Executive shall be eligible for an annual bonus of up to 50% of the Executive’s Base Salary as is then in effect, based on the Executive’s achievement of performance milestones to be established for the Executive each year by the Companies’ Boards in consultation with the Executive. Any annual bonus earned by Executive will be paid within two-and-one-half months of the end of the year in which it was earned.

3.1 Stock Options.

3.1.1 Option Grants. Subject to the approval of the Boards of Insert, Calando, and Arrowhead Research Corporation (“Arrowhead”), and subject to the terms of Insert’s, Calando’s, and Arrowhead’s respective Equity Incentive Plans (the “Plans”), the Executive will be granted all of the following (collectively, the “Options”):

(i) an option to purchase a number of shares of Insert’s common stock that is not less than five percent (5%) of Insert’s outstanding common stock, which percentage shall be based on the fully-diluted capitalization of Insert immediately following the grant of the option, at an exercise price per share equal to the fair market value of a share of Insert’s common stock on the date of the grant;

(ii) an option to purchase a number of shares of Calando’s common stock that is not less than five percent (5%) of Calando’s outstanding common stock, which percentage shall be based on the fully-diluted capitalization of Calando immediately following the grant of the option, at an exercise price per share equal to the fair market value of a share of Calando’s common stock on the date of the grant; and

(iii) an option to purchase 100,000 shares of Arrowhead’s common stock at an exercise price equal to the closing price of a share of Arrowhead’s common stock on the NASDAQ exchange on the later of (a) the Executive’s start date; and (b) the date Arrowhead’s Board approves the option.

The Options shall be immediately fully exercisable and shall vest in accordance with Section 3.1.2 below. The Executive’s right to exercise the shares, the Companies’ and Arrowhead’s repurchase rights with respect to any exercised unvested shares, and all other rights and obligations with respect to the Option, will be as set forth in the stock option agreement, grant notice and applicable Plans.

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3.1.2 Vesting. The Options shall vest as follows: 12.5% of the shares subject to each of the three Options shall vest on the six (6) month anniversary of the Effective Date. The remaining 87.5% of the shares subject to the Options shall vest in equal monthly installments on the last calendar day of each month for the 42-month period thereafter.

3.1.3 Incentive Stock Option. To the maximum extent possible, the Options shall be Incentive Stock Options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended.

3.2 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Companies.

3.3 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year. Benefits. The Executive shall, in accordance with Arrowhead’s policies and the terms of the applicable plan documents, be eligible to participate in the various employee benefit plans and programs offered by Arrowhead, including but not limited to health, dental, and vision, life, and disability insurance benefits and Arrowhead’s 401(k) plan.

3.4 Expense Reimbursements. The Companies will reimburse the Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Companies’ usual expense reimbursement policies.

4.	TERMINATION.

4.1 Termination By the Companies. The Executive’s employment with the Companies is at will and may be terminated by the Companies at any time and for any reason or for no reason, including but not limited to under the following conditions:

4.1.1 Termination for Death or Disability. The Executive’s employment with the Companies shall automatically terminate effective upon the date of the Executive’s death or Complete Disability (as defined below), provided, however, that this Section 4.1.1 shall in no way limit the Companies’ obligation to provide such reasonable accommodations to the Executive as may be required by law.

4.1.2 Termination by the Companies For Cause. The Companies may terminate the Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.3 Termination by the Companies Without Cause. The Companies may terminate the Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date the Executive is so informed, or as otherwise specified by the Companies.

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4.2 Termination By The Executive. The Executive’s employment with the Companies is at will and may be terminated by the Executive at any time and for any reason or for no reason, including but not limited to under the following conditions:

4.2.1 Good Reason. The Executive may terminate his employment under this Agreement for “Good Reason” (as defined below) in accordance with the procedures specified in Section 4.6.2 below.

4.2.2 Without Good Reason. The Executive may terminate the Executive’s employment hereunder for other than Good Reason upon thirty (30) days written notice to the Companies.

4.3 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.4 Compensation Upon Termination.

4.4.1 Death or Complete Disability. If the Executive’s employment shall be terminated by death or Complete Disability as provided in Section 4.1.1, the Companies shall pay to the Executive, or to the Executive’s heirs, the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.

4.4.2 With Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Companies for Cause, or if the Executive terminates his employment hereunder without Good Reason, the Companies shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.

4.4.3 Without Cause or For Good Reason Not In Connection with a Change in Control. If the Companies terminate the Executive’s employment without Cause, or if the Executive terminates his employment for Good Reason, at any time other than during the three (3) months immediately preceding, or the twelve (12) months immediately following, a Change in Control (as defined below) of Insert, Calando, or the Merged Entity, the Companies shall pay the Executive’s Base Salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon the Executive’s furnishing to the Companies a waiver and release of claims in the form attached hereto as Exhibit A (the “Release”) within the time period set forth therein, but in no event later than forty-five days following Executive’s termination, and permits the Release to become effective in accordance with its terms, the Executive shall be entitled to the following:

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(i) an amount equal to six (6) months of the Executive’s Base Salary in effect at the time of termination (calculated prior to any reduction in Base Salary that would give rise to the Executive’s right to resign for Good Reason pursuant to Section 4.6.2(iii)), less standard deductions and withholdings, to be paid to the Executive in a single lump sum within five (5) days of the effective date of the Release (as defined therein); and

(ii) in the event the Executive timely elects continued coverage under COBRA, the Companies will pay the same portion of the Executive’s COBRA health insurance premiums as the percentage of health insurance premiums it paid during the Executive’s employment for the twelve (12) month period commencing on the first day of the first full calendar month following the effective date of the Release; and

(iii) if the termination date is on or before the first anniversary of the Effective Date, vesting of the Executive’s Options shall be accelerated such that, on the effective date of the Release, the Executive shall receive immediate accelerated vesting of the number of shares subject to each of the three Options that will bring the Executive’s total percentage of vested shares under each of the three Options to 20%. For example, if the Executive’s employment were terminated three (3) months after the Effective Date, the Executive would be entitled to immediate accelerated vesting of 20% of the shares subject to each of the three Options. If the Executive’s employment were terminated six (6) months and one day after the Effective Date, such that the Executive would already be vested in 12.5% of the shares subject to each of the three Options under Section 3.1.2, the Executive would be entitled to immediate accelerated vesting of 7.5% of the shares subject to each of the three Options.

4.4.4 Without Cause or For Good Reason In Connection with a Change in Control. If the Companies terminate the Executive’s employment without Cause, or if the Executive terminates his employment for Good Reason, at any time during the three (3) months immediately preceding, or the twelve (12) months immediately following, a Change in Control of Insert, Calando, or the Merged Entity, the Companies shall pay the Executive’s Base Salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if the Executive furnishes to the Companies the Release within the time period set forth therein, but in no event later than forty-five days following Executive’s termination, and permits the Release to become effective in accordance with its terms, the Executive shall be entitled to the following:

(i) an amount equal to twelve (12) months of the Executive’s Base Salary in effect at the time of termination (calculated prior to any reduction in Base Salary that would give rise to the Executive’s right to resign for Good Reason pursuant to Section 4.6.2(iii)), less standard deductions and withholdings, to be paid to the Executive in a single lump sum within five (5) days of the effective date of the Release; and

(ii) in the event the Executive timely elects continued coverage under COBRA, the Companies will pay the same portion of the Executive’s COBRA health insurance premiums as the percentage of health insurance premiums it paid during the Executive’s employment for the twelve (12) month period commencing on the first day of the first full calendar month following the effective date of the Release; and

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4.5 the vesting of the shares subject to each of the three Options shall be accelerated such that, on the effective date of the Release, the Executive shall receive immediate accelerated vesting of one hundred percent (100%) of the shares subject to each of the three Options.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of either of the Companies then in force. In the event the Companies have no policy of disability income insurance covering employees of the Companies in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Companies’ Boards, based upon medical advice or an opinion provided by a licensed physician acceptable to the Boards, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Companies, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Boards shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.6.2 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i) a material reduction in Executive’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction;

(ii) the relocation of the Executive’s principal place of business to a point more than twenty-five (25) miles from San Diego, California; or

(iii) a material reduction by the Companies of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time.

Provided however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) the Executive gives the Companies written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Companies fail to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (iii) the Executive terminates his employment within thirty (30) days following the end of the Cure Period.

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4.6.3 Cause. “Cause” for the Companies to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events:

(i) the Executive’s conviction of any felony or crime involving moral turpitude;

(ii) the Executive’s engaging or in any manner participating in any activity that violates any provisions of the Executive’s Proprietary Information and Inventions Agreement with the Companies;

(iii) the Executive’s engaging or in any manner participating in any material act of misconduct against the Companies, their Affiliates, employees, agents or customers, including but not limited to fraud or the use or intentional appropriation for his personal use or benefit of any funds or properties of the Companies not authorized by the Board to be so used or appropriated;

(iv) the Executive’s breach of this Agreement or of a policy or procedure of the Companies that results in material injury the Companies;

(v) the Executive’s refusal to implement or follow a lawful policy or directive of the Companies following a written request or order to do so; or

(vi) the Executive’s failure to perform the Executive’s job duties diligently and/or professionally, if Executive fails to cure said failure within thirty (30) days of receiving written notice from the Companies.

4.6.4 Change in Control. For purposes of this Agreement, “Change in Control” means: (i) a sale of all or substantially all of the assets of Insert, Calando, or the Merged Entity; (ii) a merger or consolidation in which Insert, Calando, or the Merged Entity is not the surviving entity and in which the holders of Insert’s, Calando’s, or the Merged Entity’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which Insert, Calando, or the Merged Entity is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Insert’s, Calando’s, or the Merged Entity’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of Insert, Calando, or the Merged Entity, or where Insert, Calando, or the Merged Entity is a wholly-owned subsidiary of another entity, Insert’s, Calando’s, or the Merged Entity’s parent; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Insert, Calando, or the Merged Entity or subsidiary of Insert, Calando, or the Merged Entity or other entity controlled by Insert, Calando, or the Merged Entity) of the beneficial ownership (within the

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meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Insert, Calando, or the Merged Entity representing at least seventy five percent (75%) of the combined voting power entitled to vote in the election of directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Insert, Calando, or the Merged Entity. Notwithstanding the foregoing, the anticipated merger of Insert and Calando into the Merged Entity shall not constitute a Change in Control for purposes of this Agreement.

4.7 Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Companies’ approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

An accounting firm then engaged by either of the Companies for general audit purposes shall perform the foregoing calculations. The Companies shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Companies within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Companies) or such other time as requested by the Executive or the Companies. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Companies with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Companies.

4.8 Application of Internal Revenue Code Section 409A. Severance benefits payable pursuant to this Agreement are to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.

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5.	EXECUTIVE TERMINATION OBLIGATIONS.

Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Companies. Following any termination of employment, Executive shall cooperate with the Companies in the winding up of pending work on behalf of the Companies and the orderly transfer of work to other employees. Executive shall also cooperate with the Companies in the defense of any action brought by any third party against any of the Companies that relates to Executive’s employment by the Companies. Executive further agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Companies and shall be promptly returned to the Companies upon termination of Executive’s employment, Executive shall comply with Executive’s continuing obligations under the proprietary information and inventions agreement executed by Executive.]

6.	CONFIDENTIAL AND PROPRIETARY INFORMATION.

As a condition of employment, the Executive agrees to execute and abide by the Companies’ standard form of proprietary information and inventions agreement.

7.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Companies and their successors, assigns and legal representatives, including but not limited to the Merged Entity. Any such successor of the Companies will be deemed substituted for the Companies under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Companies, including but not limited to the Merged Entity.

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8.	NOTICES.

All notices or demands of any kind required or permitted to be given by the Companies or the Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Companies:

Insert Therapeutics, Inc.

129 North Hill Street, Suite 104

Pasadena, CA 91106

Calando Pharmaceuticals, Inc.

2585 Nina Street

Pasadena, CA 91107

With a copy to:

Arrowhead Research Corporation

201 South Lake Avenue, Suite 703

Pasadena, CA 91101

If to the Executive:

Larry G. Stambaugh

Address

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

9.	CHOICE OF LAW.

This Agreement is made in the State of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

10.	INTEGRATION.

This Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

11.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Companies.

12.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

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13.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

14.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.	REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

16.	COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

17.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Companies and the Executive that the Executive shall not divulge to the Companies and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Companies and/or their Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Companies and/or their Affiliates, and the Companies and/or their Affiliates shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

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INSERT THERAPEUTICS

By:	/s/ John Petrovich
Its:	Chief Executive Officer & President

Dated: October 31, 2007

CALANDO PHARMACEUTICALS

By:	/s/ John Petrovich
Its:	Chief Executive Officer & President

Dated: October 31, 2007

EXECUTIVE:

/s/ Larry Stambaugh
LARRY STAMBAUGH

Dated: October 31, 2007

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement of October 30, 2007, to which this form is attached, I, Larry Stambaugh, hereby furnish INSERT THERAPEUTICS and CALANDO PHARMACEUTICALS (the “Companies”), with the following release and waiver (“Release and Waiver”).

1. Termination of Employment. You acknowledge that your employment at the Companies terminated on (DATE) (“Date of Termination”) and that you have or will return the following property to the Companies: (1) keys to the Companies’ office, file cabinets and mailbox, and (2) any and all of the Companies’ electronic devices, electronic data, computer equipment, software and/or other computer or electronic media containing information relating to the Companies.

2. Payments. You will be paid through (DATE) via the direct payroll deposit on (DATE). On (DATE) through the same direct payroll deposit, you will also be paid any accrued vacation time through the Date of Termination (less all applicable tax withholdings and deductions). As consideration for signing this Release, will pay you an additional (AMOUNT) less all applicable tax withholdings and deductions seven (7) days after signing the release (see paragraph 6 below) and receipt of the signed Release by (Authorized representative of Company). This severance payment is in addition to what you’ve already paid and will be paid to you.

3. Continued Benefits. This Release will not affect your rights in the Companies’ 401k Plans or any other profit sharing/pension plan that continue after the company’s dissolution, and you will continue to be able to seek insurance coverage under COBRA.

4. Release. By signing below, you release the Companies, its officers, directors, agents and employees (the Companies and all other parties, collectively, the “Release Parties”), from all claims, rights, duties, obligations, debts, liabilities, damages, injuries, actions or causes of action whether foreseen or unforeseen, contingent or actual and whether known or hereafter discovered, whether in law, equity or otherwise, which you, your successors or assigns has or may have against such person or entity, for or by reason of any matter with regard to facts or events occurring up to and including the date hereof, including, without limitation any and all claims that arising from your employment with the Companies or the termination of such employment.

5. Waiver. In light of our intention that this release extend to any and all claims, known or unknown, you expressly waives any and all rights granted by California Civil Code Section 1542 (or any other analogous federal or state law or regulation). Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

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6. Age Discrimination Release. The following release applies to all claims by you arising under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act of 1990 (collectively “ADEA/OWBPA”) and shall be referred to as the “ADEA Release.”

A. In consideration for twenty-five percent (25%) of the payment to be made pursuant to paragraph 2, above, you, individually and on behalf of your heirs, successors and assigns, hereby completely release and forever discharge the Released Parties from and against any and all matters, claims, demands, liabilities, debts, and causes of action arising under the ADEA/OWBPA and arising out of or relating directly or indirectly to your employment with the Companies and/or the termination of such employment.

B. You understand that this ADEA Release does not release any rights or claims you may have against any of the Released Parties that arise after the date of this Release.

C. You hereby acknowledges that you have been informed that you may take up to twenty-one (21) days to consider this Release, including this ADEA Release, if you so desire. You acknowledge that you have carefully reviewed and fully understand all of the provisions of this Release, and you are entering into this Release voluntarily and of your own free will.

D. You hereby acknowledge that you many revoke this entire Release within seven (7) days from the date you sign this Release, with such revocation effective only upon written notice to the Companies, within such seven (7) day period (“Revocation Period”). In such event, all provisions of this Release shall be null and void.

7. Continuing Obligations.

A. You agree to refrain from any malicious disparagement that is injurious to the reputation or interest of the Companies, Arrowhead Research Corporation, its affiliates or any of its officers, directors, agents and employees in their capacities as such.

B. Additionally, you acknowledge that, while employed at the Companies, you had access to, and possessed confidential business information and proprietary information about, the Companies (“Confidential Information”). You agree not: (i) to disclose any Confidential Information; or (ii) to use any Confidential Information for your own purpose or for the benefit of any other person, firm, corporation, association or entity under any circumstances.

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C. In order to preserve the confidentiality of the Confidential Information and to protect the Companies’s proprietary interest in its trade secrets, you agree that for a period of one year following the Date of Termination, you will not solicit, on your own behalf or on behalf of any other person, firm, company or corporation, any of the Companies’ clients whom you solicited or with whom Employee dealt or became acquainted or whose names became known to you while you were employed with the Companies

8. Privacy. You agree that the terms of this Release are a private matter, which shall not be divulged in any form to others. Accordingly, you agree that, except as provided by law, your will not disclose, disseminate and/or publicize or cause to be disclosed, disseminated and/or publicized any of the terms of this Release or the discussions which have led up to this Release to anyone, with the exception of your attorney, any financial or tax advisors, and immediate family members, who shall not divulge its contents to any third party.

9. Legal Counsel. The Companies strongly recommends that you seek independent legal counsel to advise you regarding your rights and obligations contained in this Release.

10. Miscellaneous. Nothing contained herein shall be construed as an admission of any wrongdoing or liability whatsoever by you or the Companies This Release shall be binding upon and inure to the benefit of you and each of your representatives, successors or assigns, if any. This Release shall be construed, and the rights and duties of the parties hereto determined, in accordance with the internal substantive laws of the State of California. This Release constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior and contemporaneous written or oral agreements with respect to any release of claims.

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By signing below, you confirm that you have carefully read this Release, that you have had the opportunity to discuss this with legal counsel, if desired, and that this Release is final and binding.

Dated:

By:
A Duly Authorized Representative

Dated: ________________________

By:

Print Name:

Address:

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